Exhibit 99.1

April 16, 2014	Contact:
4:01 pm	Dave Mossberg
Three Part Advisors, LLC
Tel: 817-310-0051

MICROFINANCIAL INCORPORATED ANNOUNCES

FIRST QUARTER 2014 RESULTS

Burlington, MA — April 16, 2014 — MicroFinancial Incorporated (NASDAQ:MFI) a financial intermediary specializing in vendor based leasing and finance programs for microticket transactions, today announced financial results for the first quarter ended March 31, 2014.

Quarterly Highlights:

•	Net income decreased by $0.2 million to $2.1 million or $0.14 per diluted share on 14,759,188 shares;

•	Increased cash received from customers by 11.5% to $34.6 million, representing $2.34 per diluted share as compared to the first quarter of 2013;

•	Increased total revenues by 2.6% to $15.7 million as compared to the same period last year;

•	Increased originations by 14.8% to $23.0 million, up from $20.1 million for the same period in 2013;

•	The Company repurchased 66,552 shares for during the quarter at a total cost of approximately $536 thousand; and

•	Paid a quarterly dividend of $1.0 million during the first quarter, representing $0.07 per share.

First Quarter Results:

Net income for the first quarter of 2014 was $2.1 million, or $0.14 per diluted share on 14,759,188 shares as compared to $2.3 million or $0.15 per diluted share based upon 14,786,580 shares for the same period last year.

Revenue for the quarter ended March 31, 2014 increased 2.6% to $15.7 million compared to $15.3 million in the first quarter of 2013 due primarily to increases in rental income and income on service contracts. Income on leases remained flat at $10.2 million, and rental income was $2.7 million, an increase of $0.2 million from the same period last year. Other revenue components contributed $2.8 million, an increase of $0.2 million from the same period last year.

Total operating expenses for the quarter increased 4.2% to $12.0 million from $11.5 million in the first quarter of 2014. Selling, general and administrative expenses increased $0.1 million to $4.8 million from $4.7 million for the same period last year primarily due to increases in personnel related expenses. The first quarter 2014 provision for credit losses increased to $5.0 million from $4.9 million in the same period last year. First quarter 2014 net charge-offs increased to $5.8 million from $4.2 million in the comparable period of 2013 and include recoveries which increased slightly to $1.5 million from $1.4 million. Depreciation and amortization expense for the first quarter of 2014 increased $0.2 million to $1.5 million as compared to the first quarter of 2013 due primarily to an increase in the number of TimePayment contracts coming to maturity and converting to rentals as well as an increase in the number of service contracts.

Cash received from customers increased 11.5% to $34.6 million during the first quarter of 2014. New originations for the quarter increased 14.8% to $23.0 million as compared to $20.1 million in the first quarter of 2013. Headcount at March 31, 2014 was 157 as compared to 151 for the same period last year.

Richard Latour, President and Chief Executive Officer said, “We are pleased with our overall financial performance for the quarter. Through the first three months of 2014, we are starting to see the improvements from the changes we made to our sales force structure at the end of 2013. We increased the number of lease applications processed by approximately 10% to 20,050 and increased our lease application dollars by approximately 17%. In addition, we increased new vendor approvals by approximately 33% for the quarter to 338 along with an increase in our lease originations by approximately 15% to $23.0 million as compared to the same period last year. Cash received from customers continues to improve and increased approximately 11.5% or $3.6 million to $34.6 million as compared to the first quarter of 2013. The average deal size increased slightly from approximately $4,600 in the first quarter of 2013 to $4,900 in the first quarter of 2014.”

MICROFINANCIAL INCORPORATED

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

(Unaudited)

	March 31, 2014	December 31, 2013
ASSETS
Cash and cash equivalents	$2,447	$2,246
Restricted cash	1,618	1,107
Net investment in leases:
Receivables due in installments	211,758	214,628
Estimated residual value	22,618	23,070
Initial direct costs	1,821	1,732
Less:
Advance lease payments and deposits	(2,972)	(3,010)
Unearned income	(57,357)	(58,772)
Allowance for credit losses	(14,565)	(15,379)

Net investment in leases	161,303	162,269

Investment in service contracts, net	2,254	2,058
Investment in rental contracts, net	1,059	1,059
Property and equipment, net	1,360	1,333
Other assets	1,473	2,980

Total assets	$171,514	$173,052

LIABILITIES AND STOCKHOLDERS’ EQUITY

	March 31, 2014	December 31, 2013
Revolving line of credit	$71,145	$72,566
Accounts payable	3,091	2,993
Dividends payable	57	63
Other liabilities	1,957	2,272
Income taxes payable	1,900	—
Deferred income taxes	3,959	6,678

Total liabilities	82,109	84,572

Stockholders’ equity:
Preferred stock, $.01 par value; 5,000,000 shares authorized; no shares issued at March 31, 2014 and December 31, 2013	—	—
Common stock, $.01 par value; 25,000,000 shares authorized; 14,417,185 and 14,435,498 shares issued at March 31, 2014 and December 31, 2013, respectively	144	144
Additional paid-in capital	47,312	47,475
Retained earnings	41,949	40,861

Total stockholders’ equity	89,405	88,480

Total liabilities and stockholders’ equity	$171,514	$173,052

MICROFINANCIAL INCORPORATED

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended March 31,
	2014	2013
Revenues:
Income on financing leases	$10,153	$10,204
Rental income	2,716	2,503
Income on service contracts	331	176
Loss and damage waiver fees	1,527	1,441
Service fees and other	971	971

Total revenues	15,698	15,295

Expenses:
Selling general and administrative	4,820	4,662
Provision for credit losses	5,034	4,881
Depreciation and amortization	1,474	1,305
Interest	668	670

Total expenses	11,996	11,518

Income before provision for income taxes	3,702	3,777
Provision for income taxes	1,590	1,511

Net income	$2,112	$2,266

Net income per common share:
Basic	$0.15	$0.16

Diluted	$0.14	$0.15

Weighted-average shares:
Basic	14,434,339	14,495,411

Diluted	14,759,188	14,786,580

About The Company

MicroFinancial Inc. (NASDAQ:MFI), headquartered in Burlington, MA, is a financial intermediary specializing in microticket leasing and financing. We have been in operation since 1986.

Statements in this release that are not historical facts, including statements about future dividends or growth plans, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In addition, words such as “believes,” “anticipates,” “expects,” “views,” “will” and similar expressions are intended to identify forward-looking statements. We caution that a number of important factors could cause our actual results to differ materially from those expressed in any forward-looking statements made by us or on our behalf. Readers should not place undue reliance on forward-looking statements, which reflect our views only as of the date hereof. We undertake no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances. We cannot assure that we will be able to anticipate or respond timely to changes which could adversely affect our operating results. Results of operations in any past period should not be considered indicative of results to be expected in future periods. Fluctuations in operating results or other factors may result in fluctuations in the price of our common stock. For a more complete description of the prominent risks and uncertainties inherent in our business, see the risk factors described in documents that we file from time to time with the Securities and Exchange Commission.